GREAT PLAINS ENERGY REPORTS
THIRD QUARTER RESULTS

KCP&L Generation Fleet Achieves Record Performance; Company Announces 2009 Guidance

Kansas City, Mo. (November 5, 2008) — Great Plains Energy (NYSE: GXP) today announced third quarter 2008 reported earnings of $104.6 million or $0.92 per share on more shares outstanding, compared with third quarter 2007 earnings of $61.8 million or $0.72 per share.  On July 14, 2008, Great Plains Energy closed its acquisition of Aquila, Inc. which has been renamed KCP&L Greater Missouri Operations Company (“GMO”).  GMO contributed reported earnings of $17.4 million or $0.15 per share to third quarter results.  Reported earnings also reflect a gain of $0.3 million in the third quarter of 2008 compared with a loss of $3.9 million or $0.05 per share in the third quarter of 2007 from the discontinued operations of Strategic Energy.  Great Plains Energy sold Strategic Energy in June 2008.

The average number of diluted shares outstanding for the quarter increased to 113.9 million shares compared with 85.7 million shares for the same period in 2007 as a result of the issuance of 32.2 million shares of Great Plains Energy common stock in connection with the GMO acquisition.  This caused $0.30 per share of dilution in the 2008 third quarter compared to 2007.

“Though the economy and a mild summer in our service territory reduced retail demand, the record performance of the generation fleet at KCP&L enabled us to compensate by capturing wholesale market opportunities, which contributed to solid results for the third quarter, “ commented Mike Chesser, Chairman and CEO.  “Also, we were pleased to complete the acquisition of GMO and see an immediate positive impact on earnings.  The combined operations of KCP&L and GMO represent a strong regional utility that is well-positioned to navigate the current difficult economic environment.”

For the nine months ended September 30, 2008, reported earnings were $146.3 million or $1.54 per share compared with $109.9 million or $1.29 per share for the 2007 period.  The discontinued operations at Strategic Energy contributed total earnings of $35.0 million or $0.37 per share, respectively, to the 2008 period and $16.4 million or $0.19 per share, respectively, to the 2007 period.  The average number of diluted shares outstanding increased from 85.0 million in the first nine months of 2007 to 95.3 million in 2008, which caused $0.18 per share of dilution.

Core Earnings for Great Plains Energy
Core earnings for the third quarter 2008 were $100.2 million or $0.88 per share, compared with $69.8 million or $0.82 per share for the 2007 period. In addition to GMO’s $17.4 million contribution for a partial quarter, core earnings of $83.9 million at Kansas City Power & Light (“KCP&L”) were higher due to new 2008 retail rates, higher wholesale volumes and prices, and lower purchased power volumes.  These benefits were partially offset by higher purchased power prices, reduced retail demand due primarily to unseasonably mild weather as well as lower usage per customer, and higher fuel costs. Shares issued related to the GMO acquisition caused $0.29 per share of core earnings dilution in the third quarter of 2008.

Great Plains Energy’s core earnings for the first nine months of 2008 were $129.2 million or $1.36 per share, compared with $98.4 million or $1.15 per share last year.  The 31% increase in 2008 earnings resulted primarily from the GMO contribution, as well as new 2008 retail rates and increased wholesale prices at KCP&L, partially offset by increased purchased power expense and higher operations and maintenance expense. Shares issued related to the Aquila acquisition caused $0.16 per share of core earnings dilution for the first nine months of 2008.

The Company believes core earnings provide a more meaningful measure of performance that is comparable among periods because it excludes the effects of the discontinued operations of Strategic Energy, certain unusual items and mark-to-market gains and losses on certain contracts. Reported earnings are reconciled to core earnings in attachments B and C.

Electric Utility Segment (Includes KCP&L and GMO)
Third Quarter
The Electric Utility segment’s reported and core earnings were $102.5 million or $0.90 per share in the third quarter of 2008.  The additional shares issued for the GMO acquisition caused dilution of $0.29 for the Electric Utility segment for the third quarter.

REPORTED EARNINGS Electric Utility Segment Third Quarter (in millions except per share amounts)					CORE EARNINGS Electric Utility Segment Third Quarter (in millions except per share amounts)
	2007 KCP&L	2008 KCP&L	2008 GMO*	2008 Electric Utility*		2007 KCP&L	2008 KCP&L	2008 GMO*	2008 Electric Utility*
Revenues	$416.0	$423.7	$169.9	$593.6	Revenues	$416.0	$423.7	$169.9	$593.6
Earnings	$ 76.5	$ 83.9	$ 18.6	$102.5	Earnings	$ 74.1	$ 83.9	$ 18.6	$102.5
EPS	$0.89	$0.74	$0.16	$0.90	EPS	$0.87	$0.74	$0.16	$0.90
* Reflects GMO results for the period July 14, 2008 through September 30, 2008.

KCP&L’s third quarter revenue increased 1.9% compared to a year earlier.   Retail revenue declined by $5.7 million to $346.2 million as mild summer weather and lower usage per customer more than offset the impact of new retail rates.  Wholesale revenue increased 22% to $72.4 million driven by both higher wholesale prices and volumes, with the latter influenced by strong plant availability and reduced retail needs.

Other key favorable drivers of KCP&L’s earnings in the quarter over 2007 were a $10.0 million decrease in purchased power from 2007, due primarily to a 47% decrease in MWh purchases as a result of milder weather reducing retail load requirements, and a $6.5 million increase in allowance for funds used during construction resulting from continued progress on the Iatan construction projects.  These favorable effects were partially offset by higher fuel costs and higher operations and maintenance expenses.

KCP&L’s coal plants achieved excellent performance in the third quarter, setting a company record by generating 4.34 million net megawatt hours (MWh).  This exceeded the previous record of 4.24 million MWh set in the third quarter of 2003 by 2.4%.  Equivalent availability and capacity factors for the third quarter of 2008 were 92% and 88% compared to 89% and 86% last year.

GMO coal plants also had strong performance and generated 1.34 million net MWh with equivalent availability and capacity factors of 94% and 76%, respectively from July 14, 2008.

First Nine Months
Year-to-date September 30, 2008, reported earnings for the Electric Utility segment were $127.4 million or $1.34 per share.  Core earnings were $147.1 million or $1.54 per share.  The additional shares issued for the GMO acquisition caused reported earnings dilution of $0.16 per share and core earnings dilution of $0.19 per share.

REPORTED EARNINGS Electric Utility Segment Nine months ended September 30 (in millions except per share amounts)					CORE EARNINGS Electric Utility Segment Nine months ended September 30 (in millions except per share amounts)
	2007 KCP&L	2008 KCP&L	2008 GMO*	2008 Electric Utility		2007 KCP&L	2008 KCP&L	2008 GMO*	2008 Electric Utility
Revenues	$990.8	$1,056.3	$169.9	$1,226.2	Revenues	$990.8	$1,056.3	$169.9	$1,226.2
Earnings	$115.1	$108.8	$ 18.6	$127.4	Earnings	$112.7	$128.5	$ 18.6	$147.1
EPS	$1.35	$1.14	$0.20	$1.34	EPS	$1.33	$1.34	$0.20	$1.54
* Reflects GMO results for the period July 14, 2008 through September 30, 2008.

The increase in KCP&L’s year-over-year core earnings was driven by increased retail revenue resulting from new rates, increased wholesale revenue resulting primarily from higher wholesale prices and volumes in the third quarter, and a $13.7 million increase in the allowance for funds used during construction.  These increases were partially offset by unfavorable weather in the third quarter as well as increased purchased power expense of $19.9 million due primarily to a 49% increase in the average price per MWh purchased as a result of higher natural gas prices.  A 10% increase in MWh purchases resulting from the impact of plant outages in the first half of the year also contributed to higher purchased power in 2008.

Rate Case Filings
On September 5, 2008, KCP&L and GMO filed rate increase requests totaling $257.5 million to increase base rates for service in all of the companies’ service areas. The requests would raise customer rates an average of 16.2%.  New rates, which are subject to regulatory approval, will take effect in the third quarter of 2009.

Other Segment
Reported and core results for the Other segment primarily include the Company’s investments in affordable housing and unallocated corporate charges.  Comparative results for the third quarter of 2008 and 2007 are shown in the table below.

REPORTED EARNINGS “Other” Segment Third Quarter (in millions except per share amounts)			CORE EARNINGS “Other” Segment Third Quarter (in millions except per share amounts)
	2007	2008*		2007	2008*
Earnings	($10.8)	$1.8	Earnings	($4.3)	($2.3)
EPS	($0.12)	$0.02	EPS	($0.05)	($0.02)
* Includes a loss of $.01 per share for GMO non-utility operations

The lower Other core loss in 2008 is attributable to the reversal of $3.6 million of accrued interest as a result of settling Great Plains Energy’s 2000 to 2003 federal tax audit.  This increase was partially offset by higher expenses, including $2.4 million of labor expense related to the GMO transaction that was transferred from the Electric Utility segment and $1.1 million of increased interest expense related to Great Plains Energy’s $100 million Senior Notes issued in September 2007.  All amounts are after-tax.

Reported and core losses year-to-date September 30, 2008 for the segment were $16.1 million or $0.17 per share and $17.9 million or $0.18 per share, respectively.

REPORTED EARNINGS “Other” Segment Nine months ended September 30 (in millions except per share amounts)			CORE EARNINGS “Other” Segment Nine months ended September 30 (in millions except per share amounts)
	2007	2008*		2007	2008*
Earnings	($21.6)	($16.1)	Earnings	($14.3)	($17.9)
EPS	($0.25)	($0.17)	EPS	($0.18)	($0.18)
* Includes a loss of $.02 per share for GMO non-utility operations

The greater 2008 year-to-date core loss in the “Other” category is primarily attributable to overall higher expenses at the holding company, including $5.1 million of labor-related expenses related to the GMO transaction that was transferred from the Electric Utility segment and $3.4 million of interest expense related to Great Plains Energy’s issuance of $100 million Senior Notes in September 2007, partially offset by the reversal of $3.6 million of accrued interest as a result of settling the 2000 to 2003 federal tax audit.  All amounts are after-tax.

Business Outlook

Great Plains Energy ended the third quarter with a strong liquidity position, including credit line availability of $332 million at the parent company Great Plains Energy, $333 million at KCP&L, and $448 million at GMO.  KCP&L, the only commercial paper (“CP”) issuer in the group, has continued to have uninterrupted access to the CP market despite recent pressure in that market and the money and capital markets generally.   Great Plains Energy believes it has the necessary liquidity to effectively conduct business operations for an extended period if market disruptions persist.

Great Plains Energy is issuing the following guidance for 2009:

•	Revenue is expected to be in the range of $2.2 billion to 2.3 billion.

•	Diluted earnings per share are expected to be in the range of $1.30 to $1.60.

Key assumptions for 2009 include:

•	Consolidated capital expenditures of $800 million to $900 million.

•	Issuance of $200 million of common stock.

•	Consolidated retail MWh sales slightly positive compared to 2008.

•	Approval of the September 2008 rate requests in Missouri and Kansas.

•	Average equivalent availability factor and capacity factor for fossil generating plants of 80% and 77%, respectively.

“Our 2009 guidance reflects the challenges we, like other utilities across the country, are facing from the struggling economy,” commented Chairman and CEO Mike Chesser. “We will respond to those challenges by leveraging our solid liquidity position, aggressively managing operational spending levels, and prudently reducing capital expenditures while steadfastly living up to our commitments under KCP&L’s Comprehensive Energy Plan.  As well, we will live up to our commitment to maintain the current dividend as part of an attractive total return for our shareholders.”

Additional details on 2009 guidance, as well as drivers for 2010 and 2011, will be provided during the third quarter earnings conference call and webcast.  Access instructions are listed below; the presentation will also be available on the Company’s website at www.greatplainsenergy.com

Non-GAAP Financial Measures
Great Plains Energy provides in its earnings releases descriptions of “core earnings” in addition to earnings calculated in accordance with GAAP. Great Plains Energy also provides its earnings guidance in terms of core earnings.  Core earnings are a non-GAAP financial measure that differs from GAAP earnings because it excludes the effects of discontinued operations, certain unusual items and mark-to-market gains and losses on certain contracts. Core earnings for historical periods are reconciled to GAAP earnings in attachment B and C.  Great Plains Energy is unable to reconcile core earnings guidance to GAAP earnings per share because it does not predict the future impact of unusual items and mark-to-market gains and losses on certain contracts.

Great Plains Energy believes core earnings provide to investors a meaningful indicator of its results that is comparable among periods because it excludes the effects of discontinued operations, certain unusual items and mark-to-market gains and losses on certain contracts. These items are excluded from core earnings because they may not be indicative of Great Plains Energy’s prospective earnings potential.  Investors should note that this non-GAAP measure involves judgments by management, including whether an item is classified as an unusual item, and Great Plains Energy’s definition of core earnings may differ from similar terms used by other companies. The impact of these items could be material to operating results presented in accordance with GAAP.

Core earnings are used internally to measure performance against budget and in reports for management and the Board of Directors and are a component, subject to adjustment, of employee and executive incentive compensation programs.

Earnings Webcast Information:
An earnings conference call and webcast is scheduled for 9 a.m. ET tomorrow, November 6, 2008, to review the Company’s third quarter 2008 financial results and business outlook for 2009 and beyond.

A live audio webcast of the conference call, presentation slides, and the earnings press release will be available on the investor relations page of Great Plains Energy’s website at www.greatplainsenergy.com.

The conference call can be accessed by dialing 800-366-7417 five to ten minutes prior to the scheduled start time.  The confirmation code is 11120747.

A replay and transcript of the call will be available later in the day by accessing the investor section of the company’s website.  A replay of the conference call will also be available for one

week following the call by dialing 800-405-2236 or 303-590-3000.   The confirmation code is 11120747.

The presentation may include certain non-GAAP financial measures as defined under SEC rules. In such event, a reconciliation of those measures to the most directly comparable GAAP measures will be available on Great Plain's investor relations website at: www.greatplainsenergy.com.

About The Companies:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest.  Kansas City Power & Light and KCP&L Greater Missouri Operations use KCP&L as a brand name.  More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

###

FORWARD-LOOKING STATEMENTS

Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made.  Forward-looking statements include, but are not limited to, the outcome of regulatory proceedings, cost estimates of the Comprehensive Energy Plan and other matters affecting future operations.  In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the registrants are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information.  These important factors include: future economic conditions in the regional, national and international markets, including but not limited to regional and national wholesale electricity markets; market perception of the energy industry, Great Plains Energy, Kansas City Power & Light (KCP&L) and KCP&L Greater Missouri Operations Company (GMO); changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates KCP&L and GMO can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on pension plan assets and costs; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost, availability, quality and deliverability of fuel; ability to achieve generation planning goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of additional generating capacity and environmental projects; nuclear operations; workforce risks, including retirement compensation and benefits costs; the ability to successfully integrate KCP&L and GMO operations and the timing and amount of resulting synergy savings; and other risks and uncertainties.  Other risk factors are detailed from time to time in Great Plains Energy’s and KCP&L’s most recent quarterly reports on Form 10-Q or annual reports on Form 10-K filed with the Securities and Exchange Commission.  This list of factors is not all-inclusive because it is not possible to predict all factors.

Great Plains Energy Contacts:
Investors: Ellen Fairchild, director of investor relations, 816-556-2083,
ellen.fairchild@kcpl.com

Media: Katie McDonald, manager external communications, 816-556-2365,
katie.mcdonald@kcpl.com

Attachment A

GREAT PLAINS ENERGY
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Year to Date
	September 30		September 30
	2008	2007	2008	2007
Operating Revenues	(millions, except per share amounts)
Electric revenues	$593.6	$416.0	$1,226.2	$990.8
Operating Expenses
Fuel	109.7	75.6	222.7	186.2
Purchased power	69.3	41.3	138.3	80.4
Utility operating expenses	109.9	75.7	262.2	223.4
Maintenance	30.9	19.6	89.5	72.6
Depreciation and amortization	65.4	44.1	166.4	130.9
General taxes	37.4	33.0	96.2	87.8
Other	1.4	5.0	10.6	13.0
Total	424.0	294.3	985.9	794.3
Operating income	169.6	121.7	240.3	196.5
Non-operating income	7.6	1.5	22.5	6.6
Non-operating expenses	(2.7)	(1.1)	(5.2)	(4.7)
Interest charges	(23.6)	(27.6)	(75.6)	(66.2)
Income from continuing operations before income taxes
and loss from equity investments	150.9	94.5	182.0	132.2
Income taxes	(45.9)	(28.1)	(68.4)	(36.4)
Loss from equity investments, net of income taxes	(0.3)	(0.4)	(1.1)	(1.1)
Income from continuing operations	104.7	66.0	112.5	94.7
Income (loss) from discontinued operations, net of income taxes	0.3	(3.9)	35.0	16.4
Net income	105.0	62.1	147.5	111.1
Preferred stock dividend requirements	0.4	0.3	1.2	1.2
Earnings available for common shareholders	$104.6	$61.8	$146.3	$109.9

Average number of common shares outstanding	113.8	85.6	95.3	84.7
Average number of diluted common shares outstanding	113.9	85.7	95.3	85.0

Basic earnings (loss) per common share
Continuing operations	$0.92	$0.77	$1.17	$1.11
Discontinued operations	-	(0.05)	0.37	0.19
Basic earnings per common share	$0.92	$0.72	$1.54	$1.30

Diluted earnings (loss) per common share
Continuing operations	$0.92	$0.77	$1.17	$1.10
Discontinued operations	-	(0.05)	0.37	0.19
Diluted earnings per common share	$0.92	$0.72	$1.54	$1.29

Cash dividends per common share	$0.415	$0.415	$1.245	$1.245

Attachment B

GREAT PLAINS ENERGY
Consolidated Earnings and Earnings Per Share
Three Months Ended September 30
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share
	2008	2007	2008	2007
	(millions)
Electric Utility	$102.5	$76.5	$0.90	$0.89
Other	2.2	(10.5)	0.02	(0.11)
Income from continuing operations	104.7	66.0	0.92	0.78
Strategic Energy discontinued operations	0.3	(3.9)	-	(0.05)
Net income	105.0	62.1	0.92	0.73
Preferred dividends	(0.4)	(0.3)	-	(0.01)
Earnings available for common shareholders	$104.6	$61.8	$0.92	$0.72

Reconciliation of GAAP to Non-GAAP
Earnings available for common shareholders	$104.6	$61.8	$0.92	$0.72
Reconciling items
Electric Utility - allocation of holding company merger tax benefits	-	(2.4)	-	(0.02)
Other - merger transition costs	(3.9)	0.9	(0.04)	0.01
Other - mark-to-market impacts	(0.2)	5.6	-	0.06
Strategic Energy discontinued operations	(0.3)	3.9	-	0.05
Core earnings	$100.2	$69.8	$0.88	$0.82

Core earnings
Electric Utility	$102.5	$74.1	$0.90	$0.87
Other	(2.3)	(4.3)	(0.02)	(0.05)
Core earnings	$100.2	$69.8	$0.88	$0.82

Attachment C

GREAT PLAINS ENERGY
Consolidated Earnings and Earnings Per Share
Year to Date September 30
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share
	2008	2007	2008	2007
	(millions)
Electric Utility	$127.4	$115.1	$1.34	$1.35
Other	(14.9)	(20.4)	(0.16)	(0.23)
Income from continuing operations	112.5	94.7	1.18	1.12
Strategic Energy discontinued operations	35.0	16.4	0.37	0.19
Net income	147.5	111.1	1.55	1.31
Preferred dividends	(1.2)	(1.2)	(0.01)	(0.02)
Earnings available for common shareholders	$146.3	$109.9	$1.54	$1.29

Reconciliation of GAAP to Non-GAAP
Earnings available for common shareholders	$146.3	$109.9	$1.54	$1.29
Reconciling items
Electric Utility - allocation of holding company merger tax benefits	-	(2.4)	-	(0.02)
Electric Utility - change in composite tax rate	19.7	-	0.20	-
Other - merger transition costs	(3.0)	1.7	(0.03)	0.01
Other - release of legal reserve	(3.4)	-	(0.04)	-
Other - mark-to-market impacts	5.5	5.6	0.07	0.06
Other - change in composite tax rate	(0.9)	-	(0.01)	-
Strategic Energy discontinued operations	(35.0)	(16.4)	(0.37)	(0.19)
Core earnings	$129.2	$98.4	$1.36	$1.15

Core earnings
Electric Utility	$147.1	$112.7	$1.54	$1.33
Other	(17.9)	(14.3)	(0.18)	(0.18)
Core earnings	$129.2	$98.4	$1.36	$1.15

Attachment D

GREAT PLAINS ENERGY
Summary Income Statement by Segment
Three Months Ended September 30, 2008
(Unaudited)

	Consolidated	Electric
	GPE	Utility	Other
	(millions)
Operating revenues	$593.6	$593.6	$-
Fuel	(109.7)	(109.7)	-
Purchased power	(69.3)	(70.3)	1.0
Other operating expense	(179.6)	(179.4)	(0.2)
Depreciation and amortization	(65.4)	(65.4)	-
Operating income	169.6	168.8	0.8
Non-operating income and expenses	4.9	6.7	(1.8)
Interest charges	(23.6)	(27.0)	3.4
Income taxes	(45.9)	(46.0)	0.1
Loss from equity investments	(0.3)	-	(0.3)
Income from continuing operations	104.7	102.5	2.2
Income from discontinued operations	0.3	-	0.3
Net income	$105.0	$102.5	$2.5
Earnings per GPE common share	$0.92	$0.90	$0.02

GREAT PLAINS ENERGY
Summary Income Statement by Segment
Year to Date September 30, 2008
(Unaudited)

	Consolidated	Electric
	GPE	Utility	Other
	(millions)
Operating revenues	$1,226.2	$1,226.2	$-
Fuel	(222.7)	(222.7)	-
Purchased power	(138.3)	(139.3)	1.0
Other operating expense	(458.5)	(447.1)	(11.4)
Depreciation and amortization	(166.4)	(166.4)	-
Operating income (loss)	240.3	250.7	(10.4)
Non-operating income and expenses	17.3	13.2	4.1
Interest charges	(75.6)	(63.7)	(11.9)
Income taxes	(68.4)	(72.8)	4.4
Loss from equity investments	(1.1)	-	(1.1)
Income (loss) from continuing operations	112.5	127.4	(14.9)
Income from discontinued operations	35.0	-	35.0
Net income	$147.5	$127.4	$20.1
Earnings per GPE common share	$1.54	$1.34	$0.20

Attachment E

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)

	September 30	December 31
	2008	2007
ASSETS	(millions, except share amounts)
Current Assets
Cash and cash equivalents	$24.3	$24.0
Funds on deposit	13.9	-
Receivables, net	313.1	166.0
Fuel inventories, at average cost	71.2	35.9
Materials and supplies, at average cost	98.3	64.0
Deferred refueling outage costs	15.3	6.5
Refundable income taxes	22.1	16.0
Deferred income taxes	-	3.6
Assets held for sale	29.6	-
Assets of discontinued operations	-	487.1
Derivative instruments	10.0	0.7
Prepaid expenses	15.8	11.0
Total	613.6	814.8
Nonutility Property and Investments
Affordable housing limited partnerships	14.9	17.3
Nuclear decommissioning trust fund	102.8	110.5
Other	38.6	7.5
Total	156.3	135.3
Utility Plant, at Original Cost
Electric	7,835.9	5,450.6
Less-accumulated depreciation	3,531.0	2,596.9
Net utility plant in service	4,304.9	2,853.7
Construction work in progress	1,417.7	530.2
Nuclear fuel, net of amortization of $106.3 and $120.2	60.4	60.6
Total	5,783.0	3,444.5
Deferred Charges and Other Assets
Regulatory assets	561.7	400.1
Goodwill	152.3	-
Derivative instruments	22.7	-
Other	40.1	37.4
Total	776.8	437.5
Total	$7,329.7	$4,832.1

Attachment E continued

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)

	September 30	December 31
	2008	2007
LIABILITIES AND CAPITALIZATION	(millions, except share amounts)
Current Liabilities
Notes payable	$37.0	$42.0
Commercial paper	254.7	365.8
Current maturities of long-term debt	2.7	0.3
Accounts payable	326.9	241.4
Accrued taxes	77.8	19.5
Accrued interest	73.2	16.6
Accrued compensation and benefits	36.2	22.1
Pension and post-retirement liability	3.2	1.3
Liabilities of discontinued operations	-	253.4
Deferred income taxes	9.8	-
Derivative instruments	56.3	44.4
Other	42.5	10.2
Total	920.3	1,017.0
Deferred Credits and Other Liabilities
Deferred income taxes	372.6	608.0
Deferred investment tax credits	94.8	27.0
Asset retirement obligations	124.5	94.5
Pension and post-retirement liability	201.6	157.2
Regulatory liabilities	211.6	144.1
Other	115.5	74.5
Total	1,120.6	1,105.3
Capitalization
Common shareholders' equity
Common stock-150,000,000 shares authorized without par value
119,000,686 and 86,325,136 shares issued, stated value	2,109.9	1,065.9
Retained earnings	531.9	506.9
Treasury stock-121,570 and 90,929 shares, at cost	(3.6)	(2.8)
Accumulated other comprehensive loss	(22.1)	(2.1)
Total	2,616.1	1,567.9
Cumulative preferred stock $100 par value
3.80% - 100,000 shares issued	10.0	10.0
4.50% - 100,000 shares issued	10.0	10.0
4.20% - 70,000 shares issued	7.0	7.0
4.35% - 120,000 shares issued	12.0	12.0
Total	39.0	39.0
Long-term debt	2,633.7	1,102.9
Total	5,288.8	2,709.8
Commitments and Contingencies
Total	$7,329.7	$4,832.1

Attachment F

GREAT PLAINS ENERGY
Statistical Summary

	Three Months Ended		Year to Date
	September 30		September 30
	2008	2007	2008	2007
Retail revenues (millions)	$505.2	$351.9	$1,030.2	$825.6
Wholesale revenues (millions)	$77.9	$59.3	$175.7	$152.0
Average non-firm wholesale price per MWh	$47.77	$41.99	$48.35	$41.88
Wholesale MWh sales (thousands)	1,756	1,438	3,839	3,686
Cooling degree days	820	1,175	1,175	1,581
Heating degree days	N/A	N/A	3,513	2,998
KCP&L equivalent availability - coal plants	92%	89%	81%	78%
KCP&L capacity factor - coal plants	88%	86%	77%	74%
GMO equivalent availability - coal plants	94%	N/A	N/A	N/A
GMO capacity factor - coal plants	76%	N/A	N/A	N/A
Equivalent availability - nuclear	100%	100%	77%	100%
Capacity factor - nuclear	100%	100%	77%	100%